The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated October 13, 2015.

PRELIMINARY PRICING SUPPLEMENT No. U1369 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated October 13, 2015

Credit Suisse AG $• Trigger Autocallable Optimization Securities

Linked to the EURO STOXX 50® Index due on or about October 30, 2020

Investment Description

Trigger Autocallable Optimization Securities (the “Securities”) are senior unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the EURO STOXX 50® Index (the “Underlying”). If the closing level of the Underlying is equal to or greater than the Initial Level on any Observation Date (quarterly, beginning after one year), Credit Suisse will automatically call the Securities on the immediately following Call Settlement Date and pay you a cash payment per Security equal to the principal amount plus the applicable Call Return (the “Call Price”) and no further amounts will be owed to you under the Securities. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate. If the Securities are not called prior to maturity and a Trigger Event does not occur, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Securities. If the Securities are not called prior to maturity and a Trigger Event occurs, Credit Suisse will pay you less than the full principal amount of your Securities, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying. In that case, you will lose a substantial portion and possibly all of your investment. A Trigger Event will be deemed to have occurred if the Final Level is less than the Trigger Level. Investing in the Securities involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Securities are not called and a Trigger Event occurs. The Trigger Level is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates*

☐   Automatically Callable — If on any Observation Date (quarterly, beginning after one year) the closing level of the Underlying is equal to or greater than the Initial Level, Credit Suisse will automatically call the Securities and pay you a cash payment per Security equal to the Call Price for the applicable Observation Date and no further payments will be made on the Securities. If the Securities are not called, investors may be exposed to any depreciation of the Underlying at maturity.

☐   Contingent Repayment of Principal Amount at Maturity — If the Securities have not been called and a Trigger Event has not occurred, Credit Suisse will pay you the full principal amount of your Securities at maturity. If a Trigger Event occurs, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Underlying. The Trigger Level is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

	Trade Date* Settlement Date* Observation Dates** (see page 4) Final Valuation Date** Maturity Date**	October 28, 2015 October 30, 2015 Quarterly (beginning after 1 year) October 26, 2020 October 30, 2020

*   Expected. See page 4 for additional details.

** Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

These preliminary terms relate to Securities linked to the EURO STOXX 50® Index. The Call Return Rate, Initial Level and Trigger Level for the Securities will be set on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Ticker	Call Return Rate****	Initial Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index	SX5E <Index>	9.00% per annum	•	64%-71% of the Initial Level	22548F745	US22548F7454

**** If the Securities are called, your Call Return will vary depending on which potential Call Settlement Date the Securities are called.

Credit Suisse currently estimates the value of each $10.00 principal amount of the Securities on the Trade Date will be between $9.35 and $9.65 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflect terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the EURO STOXX 50® Index	$•	$10.00	$•	$0.25	$•	$9.75

(1) UBS Financial Services Inc., which we refer to as UBS, will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.25 per $10.00 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” on the last page of this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated May 4, 2015, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003505/dp55844_424b2-underlying.htm

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differs from, or is inconsistent with, the terms described in the product supplement or prospectus supplement, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Key Risks” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the Underlying.

♦    You believe the closing level of the Underlying will be equal to or greater than the Initial Level on one of the Observation Dates.

♦    You understand and accept that you will not participate in any appreciation in the level of the Underlying, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you would be willing to invest in the Securities based on the Call Return Rate listed on the cover hereof.

♦    You would be willing to invest in the Securities if the Trigger Level was set equal to the top of the range indicated on the cover hereof (the actual Trigger Level will be set on the Trade Date).

♦    You are willing to forgo any dividends paid on the Underlying.

♦    You do not seek current income from your investment.

♦    You are willing to invest in securities that are subject to potential Automatic Call after one year, and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦    You seek an investment with exposure to companies in the Eurozone.

♦    You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You seek an investment designed to provide a full return of principal at maturity.

♦    You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Underlying.

♦    You believe that the Underlying will close below the Initial Level on the Observation Dates or you believe a Trigger Event will occur, meaning the closing level of the Underlying will be below the Trigger Level on the Final Valuation Date.

♦    You seek an investment that participates in the full appreciation in the level of the Underlying, and whose return is not limited to the Call Return Rate listed on the cover hereof.

♦    You would be unwilling to invest in the Securities if the Trigger Level was set equal to the top of the range indicated on the cover hereof (the actual Trigger Level will be set on the Trade Date).

♦    You seek current income from your investment.

♦    You prefer to receive the dividends paid on the Underlying.

♦    You are unable or unwilling to hold securities that are subject to potential Automatic Call after one year or are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦    You do not seek an investment with exposure to companies in the Eurozone.

♦    You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlying	EURO STOXX 50® Index
Automatic Call Feature	If on any Observation Date (quarterly, beginning after one year) the closing level of the Underlying is equal to or greater than the Initial Level, Credit Suisse will automatically call the Securities and pay you a cash payment per Security equal to the Call Price for the applicable Observation Date and no further payments will be made on the Securities.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of 9.00% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Security plus the applicable Call Return.
The table below reflects the Call Return Rate of 9.00% per annum. These numbers have been rounded for ease of analysis.

Observation Dates(1)	Call Settlement Dates(2)	Call Return	Call Price (per Security)
October 27, 2016	October 31, 2016	9.00%	$10.900
January 27, 2017	January 31, 2017	11.25%	$11.125
April 26, 2017	April 28, 2017	13.50%	$11.350
July 27, 2017	July 31, 2017	15.75%	$11.575
October 27, 2017	October 31, 2017	18.00%	$11.800
January 29, 2018	January 31, 2018	20.25%	$12.025
April 26, 2018	April 30, 2018	22.50%	$12.250
July 27, 2018	July 31, 2018	24.75%	$12.475
October 29, 2018	October 31, 2018	27.00%	$12.700
January 28, 2019	January 30, 2019	29.25%	$12.925
April 26, 2019	April 30, 2019	31.50%	$13.150
July 29, 2019	July 31, 2019	33.75%	$13.375
October 28, 2019	October 30, 2019	36.00%	$13.600
January 28, 2020	January 30, 2020	38.25%	$13.825
April 28, 2020	April 30, 2020	40.50%	$14.050
July 28, 2020	July 30, 2020	42.75%	$14.275
October 26, 2020	October 30, 2020	45.00%	$14.500

Trigger Event

A Trigger Event will occur if the Final Level is less than the Trigger Level.

In this case, you will be fully exposed to any depreciation in the level of the Underlying from the Trade Date to the Final Valuation Date.

Payment at Maturity (per Security)

If the Securities are not called and a Trigger Event does not occur, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00.

If the Securities are not called and a Trigger Event occurs, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Securities, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return)

You will lose some or all of your principal amount if the Securities are not called and a Trigger Event occurs.

(1) Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2) If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Indicative Terms

Underlying Return	Final Level – Initial Level Initial Level
Trigger Level	A percentage of the Initial Level, as specified on the first page of this pricing supplement.
Initial Level	The closing level of the Underlying on the Trade Date. In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
Final Level	The closing level of the Underlying on the Final Valuation Date, as determined by the calculation agent.
Observation Dates	The first Observation Date will occur on or about October 27, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, October 26, 2020, will be the “Final Valuation Date.”

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Trigger Level
Knock-In Event	Trigger Event
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Initial Level is observed and the Trigger Level is determined.

Quarterly, beginning after 1 year (including the Final Valuation Date)	The Securities will be called if on any Observation Date on or after October 27, 2016 the closing level of the Underlying is equal to or greater than the Initial Level. If the Securities are called, Credit Suisse will pay you a cash payment per Security equal to the Call Price for the applicable Call Settlement Date, which is $10.00 plus the applicable Call Return.

Maturity Date

The Final Level is observed on the Final Valuation Date.

If the Securities have not been called and a Trigger Event has not occurred, on the Maturity Date, Credit Suisse will pay you a cash payment per Security equal to $10.00.

If the Securities have not been called and a Trigger Event has occurred, Credit Suisse will pay you less than the principal amount of your Securities, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Underlying)
per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlying. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — If the Securities are not automatically called, you may receive less at maturity than you originally invested in the Securities. If the Final Level is less than the Trigger Level, you will be fully exposed to any depreciation in the Underlying and will incur a loss proportionate to the Underlying Return of the Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Securities and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	Your potential return on the Securities is limited to the Call Return — If called, the return potential of the Securities is limited to the applicable Call Return regardless of the appreciation of the Underlying. In addition, because the Call Return increases the longer the Securities have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Security is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Securities due to market conditions at the time of the automatic call. If the Securities are not called, you may be subject to the decline in the level of the Underlying even though you will not participate in any of the Underlying’s potential appreciation.

♦	No interest payments – The Securities do not pay interest. You may not receive any return on your investment, or you may lose some or all of your investment at maturity depending on the performance of the Underlying.

♦	Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the level of the Underlying could close below the Trigger Level on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Call Return Rate for that Security. However, while the Call Return Rate will be a fixed amount, the volatility of the Underlying can change significantly over the term of the Securities. The level of the Underlying for your Securities could fall sharply, which could result in a significant loss of principal.

♦	The Closing Level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the index constituent stocks are traded in a foreign currency and the Securities are denominated in U.S. dollars — Investors will not be directly exposed to currency exchange rate risk with respect to the equity securities included in the EURO STOXX 50® Index because both the EURO STOXX 50® Index and its component securities are valued in euros and are not converted into U.S. dollars. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Risks associated with investments in securities linked to the performance of foreign equity securities — The equity securities included in the Underlyings are issued by foreign companies and trade in foreign securities markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. Our option valuation models are proprietary. They take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 12 months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Securities are not called, a Trigger Event not occurring. Because a Trigger Event is determined by observing the Trigger Level only on the Final Valuation Date, if you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the Underlying is above the Trigger Level at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — In addition to the level of the Underlying, the value of the Securities may be influenced by factors such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the Securities;

o	the Automatic Call Feature;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or markets generally and which may affect the level of the Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the assets that comprise the Underlying. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlying.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying. Further, the performance of the Underlying will not include these dividends or distributions and does not contain a "total return" feature.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon Automatic Call or at maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Securities per $10.00 principal amount to the $10.00 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately 5 years
Hypothetical Call Return Rate:	9.00% per annum (or 2.25% per quarter)
Observation Dates:	Quarterly (beginning after 1 year)
Hypothetical Initial Level:	3000
Hypothetical Trigger Level:	2025 (67.50% of the Hypothetical Initial Level)

Example 1 — Securities are called on the First Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	3100 (at or above Initial Level	Securities called; Issuer pays principal plus Call Return of $0.90 on Call Settlement Date.
	Total Payment (per $10.00 Security)	$10.90 (9.00% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Level on the first Observation Date, the Securities are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $10.90 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 9.00% total return on the Securities. You will not receive any further payments on the Securities.

Example 2 — Securities are Called on the Final Valuation Date

Date	Closing Level	Payment (per Security)
First through Sixteenth Observation Dates	Various (all below Initial Level)	Securities NOT called
Final Valuation Date	3300 (at or above Initial Level)	Securities called; Issuer pays principal plus Call Return of $4.50 on Maturity Date.
	Total Payment (per $10.00 Security)	$14.50 (45.00% total return)

Because the closing level of the Underlying is less than the Initial Level on each Observation Date, prior to the Final Valuation Date, the Securities are not called prior to the Final Valuation Date. Because the Final Level is equal to or greater than the Initial Level, the Securities are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $14.50 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 45.00% total return on the Securities.

Example 3 — Securities are NOT called and a Trigger Event does not occur

Date	Closing Level	Payment (per Security)
First through Sixteenth Observation Dates	Various (all below Initial Level)	Securities NOT called
Final Valuation Date	2800 (below Initial Level; at or above Trigger Level)	Securities NOT called; Issuer pays principal on Maturity Date.
	Total Payment (per $10.00 Security)	$10.00 (0.00% total return)

Because the closing level of the Underlying is less than the Initial Level on each Observation Date, the Securities are not called. Because the Final Level is equal to or greater than the Trigger Level, a Trigger Event does not occur; thus at maturity, Credit Suisse will pay you a total of $10.00 per $10.00 principal amount, a 0.00% total return on the Securities.

Example 4 — Securities are NOT called and a Trigger Event occurs

Date	Closing Level	Payment (per Security)
First through Sixteenth Observation Dates	Various (all below Initial Level)	Securities NOT called
Final Valuation Date	1200 (below Initial Level and Trigger Level)	Securities NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying.
	Total Payment (per $10.00 Security)	$4.00 (60.00% loss)

Because the closing level of the Underlying is less than the Initial Level on each Observation Date, the Securities are not called. Because the Final Level is less than the Trigger Level, a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return of the Underlying will equal:

Final Level – Initial Level

Initial Level

= −0.60

The Payment at Maturity= principal amount of the Securities × (1 + Underlying Return of the Underlying)

= $10 × (1 – 0.60) = $4

You will have received a total of $4.00 per $10.00 principal amount, a 60.00% total loss on the Securities.

Hypothetical Payment at Maturity

The table below assumes a Trigger Level of 67.50% of the Initial Level and that the Securities are not automatically called. It illustrates, for a $10.00 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Underlying. If the Securities are not called and a Trigger Event does not occur, on the Maturity Date Credit Suisse will pay you a cash payment per Security equal to $10.00. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Level to the Final Level	Underlying Return of the Underlying	Payment at Maturity
−1.00%	−1.00%	$10.00
−10.00%	−10.00%	$10.00
−20.00%	−20.00%	$10.00
−30.00%	−30.00%	$10.00
−32.50%	−32.50%	$10.00
−33.00%	−33.00%	$6.70
−40.00%	−40.00%	$6.00
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities (including on any Observation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

The following graph sets forth the historical performance of the Underlying based on the Closing Levels of the Underlying from January 2, 2008 through October 9, 2015. The Closing Level of the EURO STOXX 50® Index on October 9, 2015 was 3250.31. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the Securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the Securities.

For additional information on the EURO STOXX 50® Index, see “The Reference Indices—The STOXX Indices—The EURO STOXX® Index” in the accompanying underlying supplement.

Historical Information

Material U.S. Federal Income Tax Considerations

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material United States Federal Income Tax Considerations” beginning on page PS-51 of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlying that are eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat the securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as prepaid financial contracts, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities (the comparable yield). The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations. It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the redemption amount in cash based on the return of the Underlying, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss. If the security provides for the payment of the redemption amount in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost). A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units. A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition. For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the securities and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, we will treat such payments as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and IRS Notice 2013-43, and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after June 30, 2014 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or the date that final regulations defining the term ”foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on July 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Non-U.S. Holders Generally

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the securities to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). For payments made before January 1, 2016, the regulations provide that a specified NPC is any NPC if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.

Proposed regulations provide that a dividend equivalent is (i) any payment of a substitute dividend made pursuant to a securities lending or sale-repurchase transaction that references the payment of a dividend from an underlying security, (ii) any payment made pursuant to a specified NPC that references the payment of a dividend from an underlying security, (iii) any payment made pursuant to a “specified equity-linked instrument” (a “specified ELI”) that references the payment of a dividend from an underlying security, or (iv) any other substantially similar payment. An underlying security is any interest in an entity taxable as a domestic corporation if a payment with respect to that interest could give rise to a U.S. source dividend. An ELI is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. For payments made after December 31, 2015, a specified NPC is any NPC that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. For payments made after December 31, 2015, a specified ELI is any ELI issued on or after 90 days after the date the proposed regulations are finalized that has a delta of 0.70 or greater with respect to an underlying security at the time of acquisition. The delta of an NPC or ELI is the ratio of the change in the fair market value of the contract to the change in the fair market value of the property referenced by the contract. If an NPC or ELI references more than one underlying security, a separate delta must be determined with respect to each underlying security without taking into account any other underlying security or other property or liability. If an NPC (or ELI) references more than one underlying security, the NPC (or ELI) is a specified NPC (or specified ELI) only with respect to underlying securities for which the NPC (or ELI) has a delta of 0.70 or greater at the time that the long party acquires the NPC (or ELI). The proposed regulations provide an exception for qualified indices that satisfy certain criteria; however, it is not entirely clear how the proposed regulations will apply to securities that are linked to certain indices or baskets. The proposed regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.

We will treat any portion of a payment or deemed payment on the securities (including, if appropriate, the payment of the purchase price) that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. The proposed regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these proposed regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Members of Congress have from time-to-time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, for tax years beginning after December 12, 2014, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011, but have not yet been adopted as final regulations. Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold. Pursuant to an IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of a distribution agreement with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.25 per $10.00 principal amount of Securities and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.